Exhibit 99.1

BLUCORA TO ACQUIRE BROKER-DEALER HD VEST; INITIATES STRATEGIC TRANSFORMATION

TO FOCUS ON FINANCIAL TECHNOLOGY AND SERVICES

Will Divest Infospace and Monoprice, Downsize Corporate, and

Set New Capital Allocation Priorities

Updates Third Quarter 2015 Guidance

Conference Call Today at 5:30 A.M. PDT / 8:30 A.M. EDT

BELLEVUE, WA – October 14, 2015 – Blucora, Inc. (NASDAQ: BCOR) today announced a definitive agreement to acquire privately-held HD Vest Financial Services® (“HD Vest”), the holding company for the group of companies providing financial services under the HD Vest name, for approximately $580 million. HD Vest is the leading independent broker-dealer providing wealth management and advisory solutions specifically for tax professionals. The acquisition is synergistic with TaxACT and is expected to be immediately accretive to Blucora earnings per share. The transaction will be financed with cash on hand and $425 million from a new debt facility.

The acquisition of HD Vest marks the initiation of a larger strategic transformation of the company, under which:

•	Blucora will initiate separate processes to explore the divesture of Infospace and Monoprice, with the goal of completion in the first half of 2016.

•	Corporate operating expenses will be reduced by 30% to $12 million run rate by the first half of 2017.

•	Capital allocation priorities will shift to pay down debt initially, and upon reaching a leverage ratio of 3.0x net debt to EBITDA, at least 30% of actual free cash flow will be returned to shareholders in the form of share repurchases or dividends. The goal is to reach that level of leverage by early 2017.

“This is a transformative acquisition for Blucora,” said Bill Ruckelshaus, President and Chief Executive Officer of Blucora. “HD Vest is a well-run company and a clear leader in its market. HD Vest and TaxACT operate in adjacent markets with complementary solutions. This transaction enables a transformation for Blucora that allows us to focus strategically, streamline our portfolio, and meaningfully reduce corporate overhead in the coming months. With these moves, the new Blucora will be well positioned in markets that will benefit from positive trends within the financial services and technology space and the company will generate substantial free cash flow that will be returned to shareholders starting in 2017.”

“We are excited to become part of Blucora,” said Roger Ochs, President and CEO of HD Vest. “With this transaction, HD Vest is entering the next phase of its evolution under a parent company that understands our distinct vision of empowering independent financial advisors with a tax professional background. Our business model delivers a comprehensive approach to wealth management and financial planning. With Blucora, we have found a partner that recognizes the value-creating potential in our size, scale and growth prospects. I look forward to leading HD Vest with a financially strong parent company, and a strategically aligned business in TaxACT.”

A Strategic Acquisition

HD Vest Investment ServicesSM is the largest U.S. tax-professional-oriented independent broker-dealer providing wealth management solutions to financial advisors nationwide. HD Vest leads in a market powered by upward trends in overall U.S. investible assets and a growing number of clients looking to work with a financial advisor.

The HD Vest platform currently supports more than 4,500 registered financial representatives managing more than $36 billion in assets for 360,000+ individuals, families and small businesses in all 50 states. The HD Vest financial model benefits from secular growth trends, strong customer retention, and a high mix of recurring revenue. The HD Vest team will continue to operate the company upon completion of the transaction.

The acquisition will bring together HD Vest and TaxACT, the U.S. leader in low-cost tax preparation, representing substantial cross-selling opportunities and an expanded addressable market for both companies. With access to TaxACT’s 5.5 million tax filers and 19,500 professional tax preparers, HD Vest will be well-positioned, through its advisors and wealth management solutions, to offer retirement and investment products to TaxACT customers.

On a pro forma basis, TaxACT and HD Vest are expected to generate 2015 revenue of $436.8 million and adjusted EBITDA of $86.5 million excluding synergies, which represent a 3-year compounded annual growth rate of 10 percent and 16 percent, respectively. The combination is expected to generate synergies with a $5 million contribution to EBITDA by 2017. This transaction provides Blucora with stable growth, increased visibility, and high cash flow generation.

The acquisition has the ancillary benefit of maximizing the value of Blucora’s federal net operating loss carryforwards. The company anticipates being able to fully utilize its $570 million in federal net operating loss carryforwards before their expiration. With the benefit of the NOL, HD Vest is being purchased for 13.5x estimated 2016 unlevered free cash flow excluding synergies and 12.1x including synergies.

Leadership Succession Plan

In recognition of the go forward focus on the financial services and technology space, the Company announced today that Bill Ruckelshaus will resign his position as President and CEO when a permanent successor has been identified. At the time of his transition, Mr. Ruckelshaus will assume the role of Vice Chairman of the Board of Blucora.

“As we embark on this exciting transformation, it is critically important that we identify a leader with expertise in the financial services and technology industry to guide the company through its next phase of growth and development,” added Ruckelshaus. “With significant opportunities ahead, we will appoint a new leader with expertise that matches our future profile. I am proud of what the team has accomplished and look forward to continuing to work with the Board and management team in this exciting next chapter.”

Additional Information Related to the Transaction

HD Vest is owned by an investor group, private equity firms Parthenon Capital Partners, and includes Lovell Minnick and Fisher Lynch Capital. Blucora intends to fund the acquisition through a combination of cash on hand and subsidiary-level debt. Blucora has received financing commitments from BMO Financial Group for $425 million.

The transaction is expected to close in late 2015 or early 2016, subject to customary closing conditions and regulatory approvals.

GCA Savvian Advisors, LLC and Wells Fargo Securities, LLC are serving as financial advisors to Blucora and Perkins Coie LLP is serving as legal counsel in connection with this transaction. GCA Savvian also provided a fairness opinion to Blucora in connection with the Company’s acquisition of HD Vest.

Company Updates Third Quarter 2015 Guidance and Reaffirms Full Year Guidance for Tax

For the third quarter of 2015, the Company expects revenues to be between $84.0 million and $85.0 million, Adjusted EBITDA to be between $(1.8) million and $(1.7) million including approximately $1.0 million in transaction related expenses, Non-GAAP net loss to be between $6.0 million and $5.0 million, or $(0.15) to $(0.12) per share, and GAAP net loss to be between $11.0 million and $10.0 million, or $(0.27) to $(0.24) per share.

Additionally, we are reaffirming our 2015 full year guidance for the Tax segment of revenue between $116.0 million and $117.5 million and segment margin of 47% to 48%.

Conference Call and Investor Presentation

A conference call and live webcast will be held today at 5:30 a.m. Pacific Daylight Time / 8:30 a.m. Eastern Daylight Time during which Blucora will further discuss today’s announcement, its third quarter results and fourth quarter outlook. The live webcast and supplemental materials can be accessed in the Investor Relations section of the Blucora corporate website at http://www.blucora.com. A replay of the call will also be available on the Company’s website.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) operates a diverse group of Internet businesses. Our mission is to deliver long-term value to our customers, partners, and shareholders through financial discipline, operational expertise, and technology innovation. Named one of Fortune® Magazine’s 100 Fastest-Growing Companies for the past two years, our online businesses reach millions of users worldwide every day. Blucora is headquartered in Bellevue, Washington. For more information, please visit www.Blucora.com. Follow and subscribe to Blucora on Twitter, LinkedIn, and YouTube.

About HD Vest Financial Services, Inc.

Since its inception in 1983, HD Vest Financial Services® has supported an independent network of tax and non-tax professionals who provide comprehensive financial planning solutions including securities, insurance, money management services, and banking solutions. We are ranked as one of the top 20 independent broker-dealer firms,1 with over 4,500 independent contractors managing over $36 billion in assets for individuals, families and small businesses in all 50 states.2 For more information, please visit www.hdvest.com. HD Vest Financial Services® is the holding company for the group of companies providing financial services under the HD Vest name. Securities offered through HD Vest Investment ServicesSM, Member SIPC, Advisory services offered through HD Vest Advisory ServicesSM.

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations due to various risks and uncertainties, including, but not limited to: the ability to successfully complete this and other acquisitions and integrate acquired businesses; the success of the company’s efforts to divest is InfoSpace and Monoprice businesses; the success of future acquisitions; the successful execution of the Company’s strategic initiatives, operating plans, and marketing strategies; general economic, industry, and market sector conditions; the timing and extent of market acceptance of developed products and services; and the condition of our cash investments. A more detailed description of factors that could affect actual results is included in Blucora, Inc.’s most recent Quarterly Report on Form 10-Q and subsequent reports filed with or furnished to the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Blucora, Inc. undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Contacts

Investors

Stacy Ybarra, 425-709-8127

Blucora, Inc.

stacy.ybarra@blucora.com

Blucora Media

Jamie Moser / Joseph Sala

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

HD Vest Media

Matthew Griffes / Joseph Kuo

Haven Tower Group LLC

424-652-6520 ext. 103 or 424-652-6520 ext. 101

mgriffes@haventower.com or jkuo@haventower.com

[1]	Investment Advisor 2014 Broker-Dealer Reference Guide, which measured/ranked the top 25 independent broker-dealers by annual revenue.

[2]	As of August 31, 2015